  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 2002
                                                    REGISTRATION NO. 333-76824
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                    --------------------------------------

                               AMENDMENT NO. 1

                                   FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                ENTREMED, INC.
                    --------------------------------------
                         (Exact name of Registrant as
                          specified in its charter)
                DELAWARE                                     58-1959440
         --------------------------                    --------------------
     (State or other jurisdiction of                     (I.R.S. Employer
      incorporation or organization)                     Identification No.)




                          9640 MEDICAL CENTER DRIVE
                             ROCKVILLE, MD 20850
                                (240) 864-2600
             ----------------------------------------------------
                 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                         NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            JOHN W. HOLADAY, PH.D.
                          CHAIRMAN OF THE BOARD AND
                           CHIEF EXECUTIVE OFFICER
                                EntreMed, Inc.
                          9640 Medical Center Drive
                             Rockville, MD 20850
                                (240) 864-2600
                    --------------------------------------
                     (Name, address, including zip code,
                     and telephone number, including area
                         code, of agent for service)

                                  Copies to:
                               Richard E. Baltz
                               Arnold & Porter
                           555 Twelfth Street, N.W.
                         Washington, D.C. 20004-1202
                                (202) 942-5124


           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                          SECURITIES TO THE PUBLIC:

           As soon as practicable after the effective date of this
                           Registration Statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the registration statement filed with the Securities and Exchange Commission (the "SEC" or "Commission") relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2002

Prospectus

                                ENTREMED, INC.

                       3,652,040 SHARES OF COMMON STOCK

        The persons listed in this prospectus under "Selling Shareholders" may offer and sell from time to time an aggregate of up to 3,652,040 shares of our common stock that they have acquired or may acquire upon exercise of warrants granted by us. Information on the selling shareholders, and the times and manner in which they may offer and sell shares of our common stock, is provided under "Selling Shareholders" and "Plan of Distribution" in this prospectus. We will not receive any proceeds from the sale of these shares by the selling shareholders.


        Our common stock trades on the Nasdaq National Market under the symbol "ENMD." On February 22, 2002, the last reported sale price for the common stock was $6.75 per share.


        INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION. SEE "RISK FACTORS" BEGINNING ON PAGE TWO.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


February 25, 2002

                              TABLE OF CONTENTS

                                                                                  Page
ABOUT THE COMPANY...............................................................    1

RISK FACTORS....................................................................    2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...............................    15

USE OF PROCEEDS.................................................................    15

SELLING SHAREHOLDERS............................................................    15

PLAN OF DISTRIBUTION............................................................    17

LEGAL MATTERS...................................................................    19

EXPERTS.........................................................................    19

WHERE YOU CAN FIND MORE INFORMATION.............................................    19

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...............................    20

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

        We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

                              ABOUT THE COMPANY


        We are a clinical-stage biopharmaceutical company focusing on drug candidates that inhibit abnormal blood vessel growth associated with a broad range of diseases such as cancer, blindness, psoriasis and atherosclerosis. Our strategy is to accelerate development of our core technologies through collaborations and sponsored research programs with pharmaceutical and biotechnology companies, universities and government laboratories. In addition to three drug candidates in clinical trials, we have more than 10 other new proteins, genes and small molecules in development as possible drug candidates.


        Our majority owned subsidiary, MaxCyte, Inc., is developing targeted therapeutic products to treat severe and chronic diseases, including cancer, serious infections, cardiovascular disease and genetic disorders. MaxCyte is using a proprietary technology that uses blood cells for drug and non-viral gene delivery.


        Our principal executive offices are located at 9640 Medical Center Drive, Rockville, Maryland 20850, and our telephone number is (240) 864-2600. For further information about our business and operations, please refer to our reports incorporated herein by reference. See "Incorporation of Certain Information by Reference" below.

                                 RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following information about some of these risks before buying shares of our common stock. The following risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe are not material could also materially adversely affect our business, financial condition or result of operations. In any case, the value of the common stock could decline, and you could lose all or part of your investment. You should also refer to the other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements. See also, "Special Note Regarding Forward-Looking Statements."

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES

        To date, we have been engaged primarily in research and development activities. Although we have received license fees and research and development funding from a former collaborator, limited revenues on royalties from sales of THALOMID(R), and certain research grants, we have not derived significant revenues from operations.


        At September 30, 2001, we had an accumulated deficit of approximately $150,293,351. Losses have continued since September 30, 2001. We also will be required to conduct substantial research and development and clinical testing activities for all of our proposed products. We expect that these activities will result in operating losses for the foreseeable future before we commercialize any products, if ever. In addition, to the extent we rely on others to develop and commercialize our products, our ability to achieve profitability will depend upon the success of these other parties. To support our research and development of certain product candidates, we also rely to a significant extent on grants and cooperative agreements from governmental and other organizations as a source of revenues and support. If our grant revenue or cooperative agreements were to be reduced to any substantial extent, it may impair our ability to continue our research and development efforts. Even if we do achieve profitability, we may not be able to sustain or increase it.


DEVELOPMENT OF OUR PRODUCTS IS AT AN EARLY STAGE AND IS UNCERTAIN


        Our proposed products and research programs are in the early stage of clinical development and require significant, time-consuming and costly research and development, testing and regulatory clearances. In developing our products, we are subject to risks of failure that are inherent in the development of products and therapeutic procedures based on innovative technologies. For example, it is possible that any or all of these proposed products or procedures will be ineffective or toxic, or otherwise will fail to receive necessary FDA clearances. There is a risk that the proposed products or procedures will be uneconomical to manufacture or market or will not achieve market acceptance. There is also a risk that third parties may hold proprietary rights that preclude us from marketing our proposed products or that others will market a superior or equivalent product. Further, our research and development activities might never result in commercially viable products.



        Our product candidates are at the clinical and preclinical stages of development. Although several of our product candidates have demonstrated some success in preclinical studies, they may not prove to be similarly effective in humans. Animals are not people, and testing on animals may occur under different conditions than testing in people. There are many regulatory steps that must be taken before any of these product candidates will be eligible for FDA approval and subsequent sale, including the completion of preclinical (animal) and clinical (human) trials. We do not expect that these product candidates will be commercially available for several years, if ever.




WE MUST SHOW THE SAFETY AND EFFICACY OF OUR PRODUCT CANDIDATES THROUGH CLINICAL TRIALS, THE RESULTS OF WHICH ARE UNCERTAIN




        Before obtaining regulatory approvals for the commercial sale of our products, we must demonstrate, through preclinical studies (animal testing) and clinical trials (human testing), that our proposed products are safe and effective for use in each target indication. We currently have three product candidates undergoing 15 phase I and phase II clinical trials at 10 different sites. Further testing of our product candidates will be required, and failure can occur at any stage of testing. Acceptable results from initial preclinical studies and clinical trials of products under development are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical studies and clinical testing in humans. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or result in marketable products. The failure to adequately demonstrate the safety and efficacy of a product under development could delay or prevent regulatory approval of the potential product.




        Clinical trials for the product candidates we are developing may be delayed by many factors, including that potential patients for testing are limited in number. The failure of any clinical trials to meet applicable regulatory standards could cause such trials to be delayed or terminated, which could further delay the commercialization of any of our product candidates. Any such delays will increase our product development costs. If such delays are significant they could negatively affect our financial results and the commercial prospects for our products.



MARKETING OUR PRODUCTS OUTSIDE OF THE UNITED STATES WILL ENTAIL ADDITIONAL
COSTS



        We plan to eventually market our products outside of the United States. This will entail foreign regulatory approvals in other countries that may have different requirements from the regulatory process in the United States, subjecting our products to additional clinical trials and approvals, as well as licensing, manufacturing and labeling standards, even though the products are fully approved for manufacture, marketing and distribution in the United States. In order to meet any additional requirements that might be imposed by foreign governments, we may incur additional costs that will inhibit our profitability. If the relevant approvals cannot be obtained or will be too expensive to obtain, we might not be able to distribute our product candidates in foreign markets, despite the expenditure of time, effort and funds in an attempt to do so.


WE ARE UNCERTAIN WHETHER ADDITIONAL FUNDING WILL BE AVAILABLE FOR OUR FUTURE CAPITAL NEEDS AND COMMITMENTS

        We will require substantial funds in addition to our existing working capital to develop our product candidates and otherwise to meet our business objectives. We have never generated enough cash during any period since our inception to cover our expenses and have spent, and expect to continue to spend, substantial funds to continue our research and development and clinical programs. Any one of the following factors, among others, could cause us to require additional funds or otherwise cause our cash requirements in the future to materially increase:

-       results of research and development activities;

-       progress of our preclinical studies or clinical trials;

- changes in or terminations of our relationships with strategic partners;

- changes in the focus, direction, or costs of our research and development programs;

-       competitive and technological advances;

-       establishment of marketing and sales capabilities;

-       the regulatory approval process; or

-       product launch.


        Also, through several agreements, we have agreed to fund sponsored research of approximately $2,850,000 (including $1,433,000 to Children's Hospital, Boston), clinical trials of approximately $1,366,000 and manufacturing costs of product candidates for clinical trials of approximately $10,000,000 through 2002. In addition, under the terms of certain license agreements, we must be diligent in bringing potential products to market and must make future milestone payments of up to $3,435,000 and additional payments upon attainment of regulatory milestones. If we fail to comply with the milestones or fail to make any required sponsored research or milestone payment, we could face the termination of the relevant sponsored research or license agreement, which could have a negative impact on our business, financial condition and results of operations.



        We may seek additional funding through collaborative arrangements and public or private financing, including equity financing. Collaborative arrangements or additional financing may not be available on acceptable terms to us or at all. If we issue more common stock to raise funds in the future, your ownership in us may be diluted. If adequate funds are not available, we may be required to take one or more of the following actions:


- delay, reduce the scope of, or eliminate one or more of our research and development programs;

-   forfeit our rights to future technologies;

- obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize on our own; or

-   license the rights to such products on terms that are not favorable to us.

WE MAY NEED NEW COLLABORATIVE PARTNERS TO DEVELOP AND COMMERCIALIZE PRODUCTS

        We plan to develop and commercialize our product portfolio with or without corporate alliances and partners. Nonetheless, we intend to explore opportunities for new corporate alliances and partners to help us develop, commercialize and market our products. We expect to grant to our partners certain rights to commercialize any products developed under these agreements, and we may rely on our partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture and market any products licensed to them. Each individual partner will seek to control the amount and timing of resources devoted to these activities generally. Our revenues will be obtained from strategic partners as research and development payments and upon achievement of certain milestones. Since we generally expect to obtain a royalty for sales or a percentage of profits of products licensed to third parties, our revenues may be less than if we retained all commercialization rights and marketed products directly. In addition, there is a risk that our corporate partners will pursue alternative technologies or develop competitive products as a means for developing treatments for the diseases targeted by our programs.


        We may not be successful in establishing any collaborative arrangements. Even if we do establish such collaborations, we may not successfully commercialize any products under or derive any revenues from these arrangements. Our strategy also involves entering into multiple, concurrent strategic alliances to pursue commercialization of our core technologies. There is a risk that we will not be able to manage simultaneous programs successfully. With respect to existing and potential future strategic alliances and collaborative arrangements, we will depend on the expertise and dedication of sufficient resources by these outside parties to develop, manufacture, or market products. If a strategic alliance or collaborative partner fails to develop or commercialize a product to which it has rights, we may not recognize any revenues on that particular product.

WE HAVE NO CURRENT MANUFACTURING OR MARKETING CAPACITY AND RELY ON ONLY ONE SUPPLIER FOR SOME OF OUR PRODUCTS



        We do not expect to manufacture or market products in the near term, but we may try to do so in certain cases. We do not currently have the capacity to manufacture or market products and we have limited experience in these activities. If we elect to perform these functions, we will be required to either develop these capacities, or contract with others to perform some or all of these tasks. We may be dependent to a significant extent on corporate partners, licensees, or other entities for manufacturing and marketing of products. If we engage directly in manufacturing or marketing, we will require substantial additional funds and personnel and will be required to comply with extensive regulations. We may not be able to develop or contract for these capacities when required to do so in connection with our business.



        We are currently manufacturing products for clinical trials on a contract basis. Our current third party manufacturers and suppliers include:

-       Dyosynth RTP, for the production of human Angiostatin,

-       Chiron Corporation, for the production of human Endostatin, and

-       Akzo Nobel, for the production of Panzem.



        We currently use one supplier for the manufacture of these products and do not have arrangements in place with alternative suppliers if our current supplier is unable to deliver the product in necessary quantities. Therefore, we depend on all such third-party manufacturers to perform their obligations effectively and on a timely basis. These third parties may not meet their obligations and any such non-performance may delay clinical development or submission of products for regulatory approval, or otherwise impair our competitive position. Any significant problem experienced by one of our suppliers could result in a delay or interruption in the supply of materials to us until such supplier resolves the problem or an alternative source of supply is located. Any delay or interruption would likely lead to a delay or interruption of manufacturing operations, which could negatively affect our operations. Although we have identified alternative suppliers for our product candidates, we have not entered into contractual or other arrangements with them. If we needed to use an alternate supplier for any product, we would experience delays while we negotiated an agreement with them for the manufacture of such product. In addition, we may not be able to negotiate manufacturing terms with a new supplier that are as favorable as the terms we have with our current suppliers.



        Problems with any manufacturing processes could result in product defects, which could require us to delay shipment of products or recall products previously shipped. In addition, any prolonged interruption in the operations of the manufacturing facilities of one of our sole-source suppliers could result in the cancellation of shipments. A number of factors could cause interruptions, including equipment malfunctions or failures, or damage to a facility due to natural disasters or otherwise. Because our manufacturing processes are or are expected to be highly complex and subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties or delays in our manufacturing could increase our costs and damage our reputation.


        The manufacture of pharmaceutical products can be an expensive, time consuming, and complex process. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving production yields, quality control and assurance, and shortages of personnel. Delays in formulation and scale-up to commercial quantities could result in additional expense, delays in our clinical trials, regulatory submissions, and commercialization.


MANUFACTURING FACILITIES PRODUCING OUR PRODUCT CANDIDATES MUST MAINTAIN REGULATORY APPROVAL



        Any manufacturer of our product candidates will be subject to applicable Good Manufacturing Practices (GMP) prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. We and any of our collaborators may not be able to enter into or maintain relationships either domestically or abroad with manufacturers whose facilities and procedures comply or will continue to comply with GMP and who are able to produce our small molecules and proteins. Should manufacturing agreements be entered into, our collaborators and we will be dependent upon such manufacturers for continued compliance with GMP. Failure by a manufacturer of our products to comply with GMP could result in significant time delays or our inability to commercialize or continue to market a product. Changes in our manufacturers could require new product testing and facility compliance inspections. In the United States, failure to comply with GMP or other applicable legal requirements can lead to federal seizure of violative products, injunctive actions brought by the federal government, and potential criminal and civil liability on the part of a company and its officers and employees. Because of these and other factors, we may not be able to replace our manufacturing capacity quickly or efficiently, in the event that our current or future manufacturers are unable to manufacture our products at one of more of their facilities.



THE MANUFACTURE OF OUR PRODUCT CANDIDATES, INCLUDING ENDOSTATIN AND ANGIOSTATIN, MAY NOT BE COMMERCIALLY FEASIBLE



        We have entered into agreements with Chiron Corporation and Diosynth RTP under which Chiron and Diosynth are responsible for producing sufficient amounts of the Endostatin and Angiostatin, respectively, for toxicology studies and for scale-up production of these proteins under GMP conditions for clinical trials. We are reliant on Chiron and Diosynth for the production of sufficient quantities of the Endostatin and Angiostatin to complete our clinical studies, and if they fail to produce such quantities, then we would have to delay our clinical studies. If we are required to change to a new manufacturer, and if any suitable manufacturer can be found, significant additional time and funds would be required for technology transfer and testing. Indeed, the production of protein-based therapeutics using recombinant DNA techniques and fermentation is a difficult, expensive process. Therefore, we may not be able to manufacture commercial quantities of Endostatin and Angiostatin in a cost-effective manner.



        The manufacturing processes for several of the small molecules and proteins we are developing as product candidates have not yet been tested at commercial levels, and it may not be possible to manufacture these materials in a cost-effective manner.



OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE


        Our success will be dependent on market acceptance of our products in the United States and, later, in international markets. Since we have not received the necessary approvals to sell our products in the United States or elsewhere, we cannot predict whether any of our products will achieve market acceptance, either in the United States or abroad. A number of factors may limit the market acceptance of our products, including the timing of regulatory approval and market entry relative to competitive products, the availability of alternative therapies or treatments, the price of our products relative to any alternatives, the availability of third-party reimbursement to pay for them, and the extent of the marketing efforts by competitors. Other risk factors identified in this section also may affect market acceptance of our product candidates.

WE DEPEND ON PATENTS AND OTHER PROPRIETARY RIGHTS, SOME OF WHICH ARE UNCERTAIN

        Our success will depend in part on our ability to obtain patents for our products, both in the United States and abroad. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. Risks that relate to patenting our products include the following:

-   our failure to obtain additional patents;

-   challenge, invalidation, or circumvention of patents already issued to us;

- failure of the rights granted under our patents to provide sufficient protection;

-   independent development of similar products by third parties; or

- ability of third parties to design around patents issued to our collaborators or us.

        For several of the products that we are developing, including Panzem, composition of matter patents are not available because the compounds are in the public domain. In these cases, only patents covering the "use" of the product are available. In general, patents covering a new use for a known compound can be more difficult to enforce against infringers of the use claims in the patent.

        Our potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to claims that may infringe the patents of others. Such other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. Any such litigation could result in substantial cost to us and diversion of effort by our management and technical personnel. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any action and any license required under any needed patent might not be made available on acceptable terms, if at all.


        We are a party to sponsored research agreements and license agreements that require us to make milestone payments upon attainment of certain regulatory milestones. Failure to meet such milestones could result in the loss of certain rights to compounds covered under such license agreements.


        We also rely on trade secret protection for our confidential and proprietary information. However, trade secrets are difficult to protect and others may independently develop substantially equivalent proprietary information and techniques and gain access to our trade secrets and disclose our technology. We may not be able to meaningfully protect our rights to unpatented trade secrets. We require our employees, consultants, and advisors to execute a confidentiality agreement when beginning an employment or a consulting relationship with us. The agreements generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship automatically become our exclusive property. Employees and consultants must keep such information confidential and may not disclose such information to third parties except in specified circumstances. These agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.


        To the extent that consultants, key employees, or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Certain of our consultants are employed by or have consulting agreements with others and any inventions discovered by them generally will not become our property.


THE EXPIRATION OF OUR RELATIONSHIP WITH CHILDREN'S HOSPITAL, BOSTON, COULD LIMIT OUR ABILITY TO ACQUIRE PRODUCT CANDIDATES AND SUBJECT US TO INCREASED COMPETITION.



        We have relationships with collaborators at academic and other institutions that conduct research either on our behalf or whose research we have the right to license and use. Our primary research collaboration has been with Children's Hospital, Boston. Under our agreement with Children's Hospital, Boston, we provide funding for some of their research projects on blood vessel growth. In return, we obtain licenses to discoveries resulting from that research. Children's Hospital, Boston, originally discovered the proteins endostatin and angiostatin, and the small molecule that makes up Panzem. Children's Hospital, Boston also identified the anti-blood vessel growth properties of thalidomide and certain thalidomide analogs. To date, we have received licenses from Children's Hospital, Boston, for each these discoveries.


        Researchers at Children's Hospital, Boston, also may be working on other products that may be used to treat cancer in a variety of ways, including by antiangiogenesis. Although we believe that, pursuant to our agreement, we are entitled to license and use a wide variety of products related to antiangiogenesis, Children's Hospital, Boston, may take a different position. Children's Hospital, Boston, has licensed, and may in the future license, products to our existing and potential competitors.


        Our agreement with Children's Hospital, Boston will expire on September 30, 2002. Although this agreement has been renewed before, we do not know whether it will be renewed again. Because Children's Hospital, Boston, has, in the past, been an important source of product candidates for us, the expiration of this collaboration may limit our ability to acquire future product candidates. We cannot be sure that we will be able to negotiate research collaborations with new institutions or that any new collaboration will be successful. The expiration of the collaboration with Children's Hospital, Boston, may subject us to increased competition.


OUR POTENTIAL PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATORY REQUIREMENTS AND AN EXTENSIVE APPROVAL PROCESS

        Our research, development, preclinical and clinical trials, manufacturing, and marketing of most of our product candidates are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the United States and abroad. The process of obtaining FDA and other required regulatory approvals for drug and biologic products, including required preclinical and clinical testing, is time consuming and expensive. Even after spending time and money, we may not receive regulatory approvals for clinical testing or for the manufacturing or marketing of any products. Our collaborators or we may encounter significant delays or costs in the effort to secure necessary approvals or licenses. Even if we obtain regulatory clearance for a product, that product will be subject to continual review. Later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on a product's marketing or withdrawal of the product from the market, as well as possible civil or criminal penalties.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY

        The pharmaceutical and biotechnology industries are intensely competitive and we expect competition from other companies and other research and academic institutions to increase. In addition to competing with universities and other research institutions to develop products, technologies, and processes, we may compete with other companies to acquire the rights to products, technologies, and processes developed by universities and other research institutions. Many of these companies have substantially greater financial and research and development capabilities than we have and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. We are aware of a number of other companies and academic institutions that are pursuing angiogenesis research and are testing other angiogenesis inhibitors.


        These other companies and academic institutions may be larger and may have significantly greater financial resources, or be supported by large entities with greater financial resources than are currently available to us. They may also have established marketing and distribution channels. The drug industry is characterized by intense price competition, and we anticipate that we will face this and other forms of competition. Developments by others may render our products or technologies obsolete or noncompetitive and we may not be able to keep pace with technological developments. Competitors may develop products that use an entirely different approach or means of accomplishing the desired therapeutic effect that our products seek to achieve and may be more effective or less costly, or both. Accordingly, our competitors may succeed in commercializing products more rapidly than we do. If these competitors develop their products more rapidly and complete the regulatory process sooner, we may not be able to successfully compete with them.


        The pharmaceutical and biotechnology industries are rapidly evolving. We may not be able to develop products that are more effective or achieve greater market acceptance than our competitors' products. Our competitors may succeed in developing products and technologies that are more effective than those being developed by us or that render our products and technologies less competitive or obsolete. While we do not know the potential effectiveness of these products in comparison to our product candidates, it is possible that these products will be more effective than our products, will be easier to manufacture, will come to market before any of our products or will achieve market acceptance over our products.


LOSS OF KEY PERSONNEL AND CONSULTANTS COULD NEGATIVELY AFFECT OUR OPERATIONS



        We are dependent on certain of our executive officers and scientific personnel, including John W. Holaday, Ph.D., our co-founder, Chairman and Chief Executive Officer. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of certain of our personnel, or an inability to attract, retain, and motivate additional highly skilled scientific, technical, and management personnel, could negatively affect our ability to develop our products and achieve our business objectives. We may not be able to retain our existing personnel or attract and retain additional qualified employees. We carry key person life insurance only on Dr. Holaday and on Dr. Edward R. Gubish Jr., our President and Chief Operating Officer. Our existing coverage may not be adequate to protect us from the loss of Dr. Holaday or Dr. Gubish. Further, the loss of the technical knowledge and management and industry expertise of any of our senior management or scientific and technical personnel could result in delays in product development and other business objectives and in diversion of management resources.


        We may also be dependent, in part, upon the continued contributions of the lead investigators of our sponsored research programs. Our scientific consultants and collaborators may have commitments to or consulting or advisory agreements with other entities that may affect their ability to contribute to us or may be competitive with us. Inventions or processes discovered by them will not necessarily become our property, but may remain the property of these persons or of these persons' full-time employers.

POTENTIAL PRODUCTS MAY SUBJECT US TO PRODUCT LIABILITY FOR WHICH INSURANCE MAY NOT BE AVAILABLE


        The use of our potential products in clinical trials and the marketing of any pharmaceutical products may expose us to product liability claims. We have obtained a level of liability insurance coverage that we believe is adequate in scope and coverage for our current stage of development. However, our present insurance coverage may not be adequate to protect us from liabilities we might incur. In addition, our existing coverage will not be adequate as we further develop products, and in the future adequate insurance coverage and indemnification by collaborative partners may not be available in sufficient amounts or at a reasonable cost. If a product liability claim or series of claims are brought against us for uninsured liabilities, or in excess of our insurance coverage, the payment of such liabilities could have a negative effect on our business and financial condition.


THE MARKETABILITY OF OUR POTENTIAL PHARMACEUTICAL PRODUCTS MAY DEPEND ON REIMBURSEMENT AND REFORM MEASURES IN THE HEALTH CARE INDUSTRY


        Our success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers, managed care programs, and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators, and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar federal or state health care legislation may be adopted in the future and any products that our collaborators or we seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for us to establish and maintain price levels that are sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures could cause our corporate collaborators to be less willing or able to pursue research and development programs related to our product candidates.

WE ARE SUBJECT TO RISK DUE TO OUR USE OF HAZARDOUS MATERIALS


        Our research and development involves the controlled use of hazardous biological, chemical, and radioactive materials. We are subject to federal, state, and local laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result. Such liability could have a negative impact on our financial condition and results of operations.


THE PRICE OF OUR STOCK IS HIGHLY VOLATILE


        The market price of our common stock, like that of the common stock of many other biopharmaceutical companies is highly volatile. For example, the market price of our stock from 1999 to 2001 ranged from a high of $101 to a low of $6.42. For the past 52 weeks the market price of our stock ranged from a high of $22.77 to a low of $6.42.


        Factors that may have a significant impact on the market price of our common stock include:

- the results of preclinical studies and clinical trials by us or our competitors;

- FDA actions with respect to our product candidates;

- other evidence of the safety or efficacy of our product candidates or those of our competitors;

- announcements of technological innovations or new commercial products by us or our competitors;

- changes in reimbursement policies;

- health care legislation;

- developments in patent or other proprietary rights;

- developments in our relationships with collaborative partners;

- public concern as to the safety and efficacy of drugs we develop;

- fluctuations in our operating results;

- actions by traders and shortsellers;

- articles in the public press;

- general market conditions; and

- sales of substantial numbers of shares of common stock.


PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS


        Any of the following provisions could discourage, hinder or preclude an unsolicited acquisition of us and could make it less likely that securityholders receive a premium for their securities as a result of any such attempt:

- Without shareholder approval, our Board of Directors may issue up to 5,000,000 shares of preferred stock with voting rights equal to the common stock and conversion, liquidation, or dissolution rights and preferences that may be superior to the common stock. The rights of the holders of any such preferred stock may adversely affect the rights of holders of common stock. The issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal.

- In addition, our Board of Directors is divided into three classes, the members of each of which will serve for a staggered three-year term. Because shareholders only may elect one-third of the Directors each year, it is more difficult for a third party to gain control of our Board of Directors.

- Furthermore, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder," unless the business combination is approved in a prescribed manner.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into it, contain forward-looking statements that involve risks and uncertainties. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry. These statements also involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements discussed in or implied by these forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" and elsewhere in this prospectus, that may cause our actual results, events or performance to be materially different from those anticipated in these forward-looking statements. These forward-looking statements speak only as of the date this prospectus. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares offered by this prospectus. The selling shareholders will receive all of the proceeds.

                             SELLING SHAREHOLDERS

        The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each selling shareholder as of January 11, 2002 and the number of shares that may be offered pursuant to this prospectus. Except as identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholders.

        The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with an estimate of the number of shares of common stock that the selling shareholders will hold in the future.

        For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares.

        As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.


                                         Shares          Number       Number           Shares
                                      Beneficially      of Shares   of Shares       Beneficially
                                     Owned Prior to    Subject to    Offered      Owned After the
      Selling Shareholder:          Offering (1) (2)    Warrants     by this      Offering (1) (4)
                                                           (3)      Prospectus
                                    Number    Percent                             Number  Percent
                                    ------    -------                             ------  -------
Caduceus Capital II, L.P.           156,250      *       31,250      156,250        0        *
Cleveland Overseas Ltd.             161,290      *       32,258      161,290        0        *
Cranshire Capital, L.P.             572,830     2.7      103,226     516,130     56,700      *
DMG Legacy Fund LLC                  9,477       *        1,896       9,477         0        *
DMG Legacy Institutional Fund LLC   84,482       *       16,897      84,482         0        *
DMG Legacy International Ltd.       107,668      *       21,534      107,668        0        *
EDJ Limited                         24,194       *        4,839      24,194         0        *
Euram Cap Strat "A" Fund Limited    278,033     1.3      25,807      129,033     149,000     *
Arnold Gumowitz                     240,324     1.1       8,065      40,324      200,000     *
Maple Bank GmbH-Milan Branch        80,647       *       16,130      80,647         0        *
Porter Partners, L.P.               64,517       *       12,904      64,517         0        *
P.W. Eucalyptus Fund, L.L.C.        318,750     1.5      63,750      318,750        0        *
P.W. Eucalyptus Fund, Ltd.          43,750       *        8,750      43,750         0        *
S.A.C. Capital Associates, LLC      125,000      *       25,000      125,000        0        *
Thomas Service                      15,172       *         968        4,839      10,333      *
Steelhead Investments, Ltd.         403,227     1.9      80,646      403,227        0        *
Vertical International Ltd.        1,048,388    4.9      209,678    1,048,388       0        *
Winchester Global Trust Company
Limited (5)                         293,750     1.4      58,750      293,750        0        *
ZLP Master Fund, Ltd.               40,324       *        8,065      40,324         0        *

------------------------

* Less than one percent.

(1) Based upon 21,193,997 shares of common stock outstanding on January 11, 2002.

(2) Percentage is based upon 21,193,997 shares of common stock outstanding on January 11, 2002 plus the shares of common stock subject to the respective Selling Shareholder's warrants.

(3) Shares issuable upon exercise of warrants. The actual number of shares of common stock issuable upon exercise of the warrants is subject to adjustment. Under the terms of the warrants, a selling shareholder does not have the right to exercise its warrant if the exercise would result in such selling shareholder, together with any of its affiliate, beneficially owning in excess of 4.9% of our outstanding common stock. However, this restriction would not prevent a selling shareholder from acquiring and selling more than 4.9% of our common stock through a series of exercises and sales under its warrant as long as such selling shareholder never beneficially owns more than 4.9% of our common stock at any one time.

(4) Assumes the sale of all shares that may be sold in the offering.

(5) As Trustee for Caduceus Capital Trust.

                             PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, assignees and successors-in-interest (including distributees) may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-  privately negotiated transactions;

-  short sales;

- broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

-  a combination of any such methods of sale; and

-  any other method permitted pursuant to applicable law.


        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares or warrants or shares of common stock issuable upon exercise of Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

        The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

                                LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus has been passed upon for us by Arnold & Porter, Washington, D.C.

                                   EXPERTS

        The consolidated financial statements that appear in our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report that is included in the Annual Report and incorporated by reference in this registration statement. The consolidated financial statements are incorporated by reference in this registration statement in reliance upon Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                     WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Our filings with the Commission are also available at the Commission's web site at http://www.sec.gov. We also maintain a web site at http://www.entremed.com, which provides additional information about our company. The information set forth on our web site is not part of this prospectus.

        We have filed a registration statement on Form S-3 with the Commission under the Securities Act relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents previously filed by EntreMed with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and made a part hereof:


        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000, and amendment number 1 thereto;

        (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

        (c) The Company's Current Reports on Form 8-K filed on December 19, 2001 and February 1, 2002; and


        (d) The description of the common stock of the Company, par value $0.01 per share, contained in a registration statement on Form 8-A filed by the Company on May 14, 1996, and any amendments or reports filed for the purpose of updating such description.

        All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

        We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests for copies should be directed to EntreMed, Inc., Attention: Francine Jackson, Finance Assistant, 9640 Medical Center Drive, Rockville, MD 20850, telephone: (240) 864-2600.

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses payable by the Company in connection with the sale and distribution of the common stock registered hereby:

            SEC Registration Fee                                        $6,275.70
            Accounting Fees                                             $5,000
            Legal Fees and Disbursements                                $25,000
            Nasdaq Additional Listing Fee                               $22,500
            Miscellaneous                                               $3,500

               Total:                                                   $62,275.70


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Section 145 of the Delaware General Corporation Law ("DGCL"), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not a party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.


        The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability. The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, the Company's Amended and Restated Certificate of Incorporation limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. This provision will not alter the liability of directors under federal securities laws. The Company has purchased an insurance policy that purports to insure the officers and directors of the Corporation against certain liabilities incurred by them in the discharge of their functions as such officers and directors. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certificate of Incorporation, filed on June 11, 1996 as an Exhibit to our Registration Statement on Form S-1 (File 333-3536), which we incorporate with this filing by reference.


ITEM 16. EXHIBITS.

        The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.


Exhibit No.    Description of Exhibit
-----------    ----------------------
4.1            Form of warrants to purchase common stock issued by the
               Company. *

4.2            Securities Purchase Agreement, dated as of December 14,
               2001, by and among EntreMed, Inc. and the purchasers in the offering. *

4.3            Registration Rights Agreement, dated as of December 14,
               2001, by and among EntreMed, Inc. and the buyers listed in the agreement. *

5 Opinion of Arnold & Porter as to the validity of the shares of common stock and warrants. *

23.1           Consent of Arnold & Porter (Included in Exhibit 5).*

23.2           Consent of Independent Auditors. **

24             Power of Attorney of the Company's Directors.  *

*  Previously filed.
** To be filed by amendment.


ITEM 17. UNDERTAKINGS.

(A)     The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on February 25, 2002.


                                    EntreMed, Inc.

                                    By:      /s/ John W. Holaday, Ph.D.
                                            ---------------------------
                                            John W. Holaday, Ph.D.
                                            Chairman of the Board and
                                            Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                              Title                          Date
            ---------                              -----                          ----
 /s/ John W. Holaday, Ph.D.              Chairman of the Board and           February 25, 2002
 --------------------------               Chief Executive Officer
John W. Holaday, Ph.D.                 (Principal Executive Officer)


       *
------------------------             Principal Financial and Accounting      February 25, 2002
Dane R. Saglio                                    Officer

       *                                          Director                   February 25, 2002
------------------------
Donald S. Brooks

       *                                          Director                   February 25, 2002
------------------------
Jerry Finkelstein

       *                                          Director                   February 25, 2002
------------------------
Mark C. M. Randall

       *                                 Vice Chairman of the Board          February 25, 2002
------------------------
Wendell M. Starke

       *                                          Director                   February 25, 2002
------------------------
Peter S. Knight

       *                                          Director                   February 25, 2002
------------------------
Jeannie C. Hunter-Cevera




* By

/s/ John W. Holaday, Ph.D.
--------------------------
John W. Holaday, Ph.D.
Attorney-in-fact